Exhibit 10.10

LICENSE AGREEMENT

This License Agreement (“AGREEMENT”) is made as of this 13th day of December, 2004 (the “EFFECTIVE DATE”), by and between ABBOTT LABORATORIES, an Illinois corporation, with its principal office at 100 Abbott Park Road, Abbott Park, Illinois 60064 (“ABBOTT”), and ADVANCED LIFE SCIENCES HOLDINGS, INC., a Delaware corporation, with its principal office at 1440 Davey Road, Woodridge, Illinois 60517 (“ALS”).

WITNESSETH

WHEREAS, Abbott is the holder of certain patent applications and patents (“PATENTS,” as more fully defined below) relating to the Compounds (as defined below);

WHEREAS, Abbott also possesses Know-How (as defined below) relating to the Compounds; and

WHEREAS, ALS wishes to obtain, and Abbott wishes to grant to ALS, an exclusive license in the Territory (as defined below) under Abbott’s Technology (as defined below) for the development, manufacture and commercialization of Products for Pharmaceutical Uses (as defined below).

NOW THEREFORE, in consideration of the mutual obligations and promises as set forth herein, the parties do hereby agree as follows:

1.                                       DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

1.1                                 “ABBOTT TECHNOLOGY” means the Patents and Know-How.

1.2                                 “AFFILIATE” means any corporation, company, partnership, joint venture and/or other entity which controls, is controlled by, or is under common control of either party hereto. For purposes of this definition, control shall mean direct or indirect ownership of more than fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors (but only as long as such ownership exists).

1.3                                 “COMPOUND A” means the compound known as ABT-773, its enantiomers, racemates, isomers and any pharmaceutically acceptable salt or complex thereof, in its current and any other formulation, and including any Prodrugs and active metabolites, whether made before or after the Effective Date.

1.4                                 “COMPOUND B” means the compound known as ABT-210, its enantiomers, racemates, isomers and any pharmaceutically acceptable salt or complex thereof, in its current and any other formulation, and including any Prodrugs and active metabolites, whether made before or after the Effective Date.

1.5                                 “COMPOUNDS” shall mean Compound A and Compound B, collectively.

1.6                                 “CONFIDENTIAL INFORMATION” means any and all information or data relating to either Compound A or Compound B and/or Product which, in the course of carrying out a provision of this Agreement, a party discloses to the other party, its employees or representatives, whether in writing, orally or by observation, including, without limitation, all scientific, clinical, technical, commercial, financial and business information and Know-How, and other information or data considered confidential in nature. Subject to SECTION 7.1 hereof, Abbott shall hold in confidence and shall not directly or indirectly disclose or provide to any third party Confidential Information pertaining to Compound A, Compound B or Abbott Technology without ALS’s prior written consent. Confidential Information shall not include information or any portion thereof which:

(a)                                  is known to the receiving party at the time of disclosure hereunder and documented by written records made prior to the date of such disclosure;

(b)                                 is subsequently disclosed to the receiving party by an unaffiliated third person who has the right to make such disclosure;

(c)                                  becomes patented, published or otherwise part of the public domain other than through the acts of the receiving party; or

(d)                                 is independently developed by or for the receiving party by person(s) having no knowledge of such information as evidenced by its written records.

1.7                                 “EFFECTIVE DATE” shall have the meaning ascribed to such term in the opening paragraph of this Agreement.

1.8                                 “EXCLUSIVE LICENSE” means a license that operates to exclude all others, including Abbott.

1.9                                 “FIRST COMMERCIAL SALE” means the first sale of Product in the Territory, after Regulatory Approval, by ALS or its Affiliates (or their sublicensee(s)) to any unaffiliated third party as evidenced by the selling party’s invoice or other relevant document provided to such third party. A sale to an unaffiliated third party shall not include quantities delivered solely for research purposes, for clinical trials or quantities distributed as free samples or promotions.

1.10                           “KNOW-HOW” means any proprietary technology, information, methods of use, processes, techniques, ideas or inventions (other than the Patents) owned, possessed or used by Abbott as of the Effective Date which is directly related to or directly used in connection with Compound A or Compound B or the manufacture of Compound A, Compound B and/or Product, including all trade secrets and any other technical information relating to development, use or sale of Compound A, Compound B and/or Product, provided that Abbott has the right to license and/or sublicense to ALS. To the extent that any such Know-How relates to other compounds in addition to Compound A and/or Compound B, Know-How shall only include that portion of the Know-How exclusively relating to Compound A and/or Compound B.

1.11                           “NDA” means an application (whether original, supplementary or abbreviated) to the applicable Regulatory Authority in a country of the Territory, for Regulatory Approval. An NDA, together with all supplemental filings referencing the initial NDA filing, shall be deemed one and the same NDA for all purposes of this Agreement.

1.12                           “NET SALES” means gross sales of Product by ALS, by any Affiliates of ALS, or by any sublicensees of ALS, to unrelated third parties, in arm’s length transactions, including, but not limited to, pharmaceutical wholesalers, managed healthcare organizations, pharmacies, hospitals or dispensing physicians, less any of the following charges or expenses that are incurred in connection with gross sales of the Product to such entities/persons during the Term:

(a)                                  discounts, including cash discounts, customary trade allowances or rebates actually taken, governmental rebates, chargebacks, and group purchasing management fees of up to three percent (3%) for formulary access;

(b)                                 credits or allowances given or made for rejection, recall or return of previously sold Product actually taken;

(c)                                  any tax or government charge, duty or assessment (including any tax such as a value added or similar tax or government charge) levied on the sale, transportation or delivery of Product when included on the invoice or other written document between the parties as payable by the purchaser and collectable by ALS, its Affiliate or sub-licensee; and

(d)                                 freight, postage, transportation, insurance and duties on shipment of Product when included on the invoice or other written document between the parties as payable by the purchaser and collectable by ALS, its Affiliates or sublicensees.

With respect to any gross sales of Product by ALS, by any Affiliates of ALS, or by any sublicensees of ALS, to unrelated third parties in non-arm’s length transactions, “Net Sales” per unit of Product shall be determined by using the “Net Sales” per unit of Product in arm’s length transactions for the same reporting period.

1.13                           “PATENTS” means the patent applications and patents listed in EXHIBIT A hereto and any patents issuing upon such patent applications, any amendments thereto, foreign equivalents in the Territory, and any and all substitutions, extensions, additions, reissues, re-examinations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates derived from or relating thereto.

1.14                           “PHARMACEUTICAL USES” means any therapeutic use of Compound A, Compound B and/or Product in any formulation or dosage form for the management of a disease or condition of humans.

1.15                           “PRODRUG” means any compounds which, following administration, are actively converted in the body to Compound A or Compound B.

1.16                           “PRODUCT” means any formulation containing either Compound A or Compound B.

1.17                           “REGULATORY APPROVAL” means all governmental approvals and authorizations necessary for the manufacture and commercial sale of a Product in a country of the Territory, including, but not limited to, marketing authorization, pricing approval and pricing reimbursement, as applicable.

1.18                           “REGULATORY AUTHORITY” means the United States Food and Drug Administration (“FDA”) or any successor entity and its equivalent in other countries of the Territory, including, but not limited to, EMEA.

1.19                           “TERM” means the period commencing on the Effective Date and ending as set forth in Section 9.1 below.

1.20                           “TERRITORY” means the entire world, except Japan.

1.21                           “VALID CLAIM” means a claim of an unexpired issued Patent that has not been withdrawn, canceled or disclaimed nor held invalid or unenforceable by a court or government agency of competent jurisdiction in an unappealed or unappealable decision.

2.                                       LICENSE GRANT. Subject to the terms and conditions of this Agreement, Abbott hereby grants to ALS an Exclusive License in the Territory, under Abbott Technology, for all Pharmaceutical Uses, with the right to grant sublicenses pursuant to SECTION 5.5 hereof, to (i) research, develop, make or have made, Compound A, Compound B and Product(s); (ii) apply for and obtain Regulatory Approvals, all as may be required to manufacture and commercialize Product(s); and (iii) register, use, import/export, market, offer to sell and sell, Product(s) and Compound A and Compound B.

3.                                       INFORMATION; EXCLUSIVITY.

3.1                                 DELIVERY OF INFORMATION/CONSULTATION WITH ABBOTT PERSONNEL.

(a)                                  On or before December 31, 2004, Abbott shall, to the extent it has not already done so, deliver to ALS the information under Abbott’s and its Affiliates’ control involving the Compounds constituting Patents and Know-How excluding any attorney-client privileged information. Abbott shall also, promptly after the Effective Date, transfer to ALS Abbott’s interests in Investigational New Drug application no. 57,836, such transfer being subject, in all respects, to applicable Regulatory Approvals.

(b)                                 From the Effective Date until the six (6) month anniversary of the Effective Date (the “CONSULTATION PERIOD”), Abbott shall make its technical personnel familiar with the development of Compound A and/or Compound B available to ALS upon its request for reasonable consultation at reasonable times and places. ; provided, however, that Abbott shall not be obligated to make any such personnel available at any particular time if in doing so it would interfere with Abbott’s business operations (the “CONSULTATION SERVICES”). During the Consultation Period, Abbott shall provide a maximum of one hundred twenty (120) man hours of Consultation Services (to the extent not utilized under that certain Option Agreement between Abbott and ALS dated as of October 29, 2004, as amended). The first one hundred and twenty (120) man hours of such Consultation Services shall be GRATIS to ALS and thereafter, ALS shall pay Abbott $275.00 per hour (the “CONSULTATION RATE”) for such Consultation Services. Abbott shall provide such Consultation Services on an “as is” basis, without any representation or warranty as to accuracy, completeness or quality. ALS shall have sole responsibility for its decision to take or not take any action based upon such Consultation Services, and for the effect and consequences of such actions or inactions. If, after the Consultation Period, ALS requires any additional Consulting Services, ALS shall make a request for such services in writing. Abbott shall not be obligated to provide such additional Consultation Services but it shall not unreasonably withhold such Consultation Services from ALS. Any such additional Consultation Services shall be billed at the Consultation Rate. ALS agrees to reimburse Abbott for all reasonable out-of-pocket expenses, if any, incurred by Abbott in providing the Consultation Services. Abbott shall invoice ALS for such expenses and ALS shall pay such invoices with thirty (30) days of its receipt thereof.

4.                                       PURCHASE OF ABBOTT INVENTORY OF CLINICAL SUPPLIES, BULK COMPOUND AND CHEMICAL INTERMEDIATES.

4.1                                 PURCHASE OF INVENTORY. ALS shall purchase approximately 1,125 kg. of bulk Compound A (the “Inventory”).

4.2                                 PURCHASE PRICE.

(a)                                  ALS shall pay to Abbott, as the purchase price for the Inventory to be purchased under this ARTICLE 4, the aggregate amount of Ten Million Dollars ($10,000,000), payable as follows: (a) Two Million Dollars ($2,000,000) upon the execution of this Agreement, (b) Seven Million Dollars ($7,000,000) on or before May 1, 2005 and (c) One Million Dollars ($1,000,000) on or before June 30, 2005. Abbott shall ship approximately a pro rata portion of the Inventory to ALS upon receipt of each of the foregoing payments (i.e. approximately twenty percent

(20%) of the Inventory shall be shipped by Abbott upon receipt of the initial payment of Two Million Dollars ($2,000,000)) unless otherwise agreed by the parties in writing.

4.3                                 TESTING OF INVENTORY. At any time after the Effective Date, ALS shall have the right to have its personnel present to witness the removal and testing of samples of the Inventory. Abbott shall make reasonable efforts to provide ALS with advance notice of such testing and sampling. ALS shall have the right to review and take copies of the test records relating to such sampling and testing. Abbott shall use reasonable commercial efforts to complete the tests described in the Schedule of Release Specification Tests set forth in EXHIBIT B no later than the December 6, 2004. If, using the tests described in the Schedule of Release Specification Tests, it is determined that GREATER THAN OR EQUAL TO ninety percent (90%) of the Inventory meets the release specifications set forth in the Schedule of Release Specification Tests set forth in Exhibit B, ALS shall be deemed to have accepted the Inventory. If, in the alternative, it is determined that LESS THAN ninety percent (90%) of the Inventory meets the release specifications set forth in the Schedule of Release Specification Tests set forth in Exhibit B, ALS shall be deemed to have accepted the Inventory; provided, however, that ALS and Abbott shall thereafter negotiate in good faith a reduction in the purchase price for the Inventory that is commensurate with such shortfall in Inventory. ALS shall have the right to submit the results of the Release Specification Tests set forth in Exhibit B to a Regulatory Authority.

5.                                       DEVELOPMENT/MANUFACTURING/MARKETING/DISTRIBUTION BY ABBOTT/OTHER.

5.1                                 CLINICAL DEVELOPMENT. ALS shall use commercially reasonable and diligent efforts to develop the Compounds for one or more treatment indications. For purposes of this SECTION 5.1(a), development of an indication shall be deemed to have commenced upon enrollment of the first subject in the first clinical study for an indication using the formulation selected for clinical development. ALS shall have sole responsibility for designing, conducting and paying for the cost of the clinical development of Product and shall use commercially reasonable efforts to diligently conduct such clinical development.

5.2                                 COMMERCIALIZATION. ALS shall, assuming Regulatory Approval, use commercially reasonable efforts to commercialize Product in the United States and the European Union by itself or through its Affiliates and sublicensees, using at least that level of effort as a pharmaceutical company of comparable size and resources would use with similar compounds.

5.3                                 MARKETING. ALS shall have sole responsibility for marketing Product, including entering into any co-marketing and/or co-promotion arrangements. ALS shall distribute all Product samples in the United States in accordance with the Prescription Drug Marketing Act.

5.4                                 MANUFACTURING. ALS and its Affiliates shall have sole responsibility for manufacturing Product.

5.5                                 SUBLICENSING. ALS may sublicense its rights under this Agreement at any time without obtaining Abbott’s consent.

5.6                                 DISTRIBUTION BY ABBOTT. If ALS determines that Product should be marketed or distributed by ALS and a co-marketer or a co-distributor in any country or countries of the Territory, it shall grant Abbott a “Right of First Negotiation” (as hereinafter defined) to become the co-marketer or co-distributor with ALS, in such countries. If ALS determines that Product should be marketed by a sole distributor in any country or countries of the Territory, it shall grant Abbott the “Right of First Negotiation” to become the exclusive distributor in such countries. “RIGHT OF FIRST NEGOTIATION” shall mean the exclusive right, for a period of ninety (90) days, to negotiate with ALS to agree upon and execute a definitive agreement to become the co-marketer, co-distributor or exclusive distributor, as the case may be. ALS and Abbott shall negotiate in good faith with each other during such period. Such period shall commence on the receipt of notice by Abbott from ALS that ALS has determined how a Product will be marketed in any one or more specified countries and specifying whether such marketing shall be done by co-marketing, co-distribution, or exclusive distribution. If such ninety (90) day period expires and a definitive agreement has not been executed with respect to the country or countries specified in such notice, ALS shall thereafter have no obligation to Abbott with respect to co-marketing, co-distribution or exclusive distribution in such country or countries.

6.                                       FINANCIALS.

6.1                                 MILESTONES. ALS shall make the following milestone payments to Abbott within twenty (20) business days of the following events:

MILESTONE	PAYMENT

The earlier to occur of October 31, 2005 or the commencement of clinical trials (administration to first patient) of Compound A or Compound B by ALS	$5,000,000

Submission of an NDA for Compound A or Compound B for the United States. In the event that ALS submits an NDA for Compound A or Compound B to the European Union prior to submission in the United States, ALS shall pay to Abbott one half (1/2) of the milestone due under this term upon submission to the European Union and the balance of this milestone shall become due upon submission of an NDA for Compound A or Compound B in the United States.	$10,000,000

Receipt of Regulatory Approval of Compound A or Compound B in the United States. In the event that ALS receives Regulatory Approval of Compound A or Compound B in the European Union prior to receipt of Regulatory Approval in the United States, ALS shall pay to Abbott one half (1/2) of the milestone due under this term upon Regulatory Approval in the European Union and the balance of this milestone shall become due upon receipt of Regulatory Approval of Compound A or Compound B in the United States.	$30,000,000

6.2                                 ROYALTY PAYMENTS.

(a)                                  RUNNING ROYALTY. Beginning with the First Commercial Sale by ALS, any Affiliates or sublicensees of ALS, ALS shall pay to Abbott, on a country-by-country basis, a royalty of (i) nineteen percent (19%) on Net Sales, with respect to which, but for the license granted hereunder, the manufacture, use or sale of Product would infringe a Valid Claim in such country. and (ii) nine and one-half percent (9.5%) on Net Sales for all other countries; provided, however, that ALS shall not be obligated to pay any royalties for countries in which all Valid Claims have expired; and provided further, however, that (A) ALS shall only be obligated to make payments under this Section 6.2(a)(ii), on a country-by-country basis for a period of seven (7) years from the date of the First Commercial Sale in each such country and (B) ALS shall not be obligated to pay the nine and one-half percent (9.5%) royalty established in Section 6.2 (a)(ii) in a given country in the event that all Covering Claims are deemed invalid by the judicial authority in such country effective as of the date that the last Covering Claim is finally deemed invalid. For purposes of this Section 6.2(a), the term “Covering Claim” shall mean a claim contained in any of the Patents that would be infringed but for the Exclusive License granted hereunder.

(b)                                 ROYALTY REPORTS AND PAYMENTS. Beginning with the First Commercial Sale anywhere in the Territory, within forty-five (45) days after the end of each calendar quarter, ALS shall prepare and deliver to Abbott a report detailing the calculation of Net Sales in the Territory, on a country-by-country basis, for such just ended quarter along with the calculation of royalties due thereon pursuant to SECTION 6.2(a) above. Each report shall be accompanied by full payment in U.S. dollars of the royalties shown thereon to be due. In the event that conversion from foreign currency is required in calculating a royalty payment hereunder, the exchange rate used shall be the average of the bid and ask rates in effect at the end of the last business day of the applicable quarter for which royalties are calculated, as reported by THE WALL STREET JOURNAL (Midwest Edition), or a substantially similar global publication if THE WALL STREET JOURNAL (Midwest Edition) is no longer published.

(c)                                  BOOKS AND RECORDS/AUDIT RIGHTS. ALS shall keep, and shall cause its Affiliates and sublicensees to keep, books and records accurately showing all Products manufactured, used or sold under the terms of this Agreement. The relevant portions of such books and records shall be open to inspection by representatives of (i) Abbott and (ii) either or both of the two (2) third parties that Abbott certifies that had as of the Effective Date of the Option Agreement between Abbott and ALS a legitimate financial interest in either of the Compounds, at Abbott’s cost, solely for the purposes of determining the correctness of the royalties payable under this Agreement. Such audit, conducted no more than one time per calendar year, shall be during normal business hours after reasonable advance notice and subject to customary confidentiality provisions. In the event an audit shows a deficiency to be due, ALS shall immediately pay such deficiency along with the reasonable costs and expenses of the audit if the deficiency is more than five percent (5%) of the amount due during such audited period. If the audit shows that an excess was paid, ALS may deduct the amount of such excess from the next payment due. Such books and records shall be preserved for a period of at least three (3) years after the date of the royalty payment to which they pertain, and no audit may be conducted with respect to royalties due in any calendar year that is more than two (2) years preceding the calendar year in which the audit is being conducted. Books and records for a given calendar year may only be audited once. Any third party exercising its audit rights under this Section 6.2 shall enter into a confidentiality agreement with terms no less stringent than those contained in this Agreement.

(d)                                 WITHHOLDING TAXES ON ROYALTIES. Where any sum due to be paid to Abbott hereunder is subject to any withholding or similar tax,

the parties shall use reasonable efforts to do such acts and things and to sign such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, ALS shall pay such withholding or similar tax to the appropriate government authority, deduct the amount paid from the amount due Abbott and secure and send to Abbott the best available evidence of such payment sufficient to enable Abbott to obtain a deduction for such withheld taxes or obtain a refund thereof.

7.                                       REPRESENTATIONS, WARRANTIES AND COVENANTS.

7.1                                 REPRESENTATIONS AND WARRANTIES OF ABBOTT. Abbott represents and warrants that:

(a)                                  it is duly organized, validly existing and in good standing under the laws of Illinois, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence to which Abbott is a party or otherwise bound that are inconsistent with the provisions of this Agreement.

(b)                                 the Patents have not been, and will not be, knowingly obtained by Abbott through any activity, omission or representation that would limit or destroy the validity of the Patents or cause the Patents to be deemed unenforceable;

(c)                                  there are no actions pending or, to the knowledge of Abbott, threatened against Abbott before any court, relating to the Abbott Technology;

(d)                                 Abbott has no knowledge of the Abbott Technology being infringed by others; and the Abbott Technology comprises all of the patents and patent applications owned by or licensed to Abbott or its Affiliates that claim either Compound A or Compound B, their use or manufacture;

(e)                                  all of the Inventory to be purchased in accordance with ARTICLE 4 hereof (i) was manufactured in accordance with Abbott’s internal specifications, (ii) when delivered hereunder to ALS will meet Abbott’s release specifications for use in human clinical trials, and (iii) was manufactured in accordance with FDA Current Good Manufacturing Practices as defined in 21 C.F.R. Part 210;

(f)                                    it has authorized the execution and delivery this Agreement and the performance of its obligations hereunder and that the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of or notice to, or filing or registration with, any governmental agency or Regulatory Authority;

(g)                                 except for the Compounds, it currently has not entered in any stage of human clinical trials, any compound that would fall in the ketolide antibiotic class as such term is commonly used;

(h)                                 it is the sole owner or exclusive licensee of all patent applications and patents within the Patents, provided that no representation is made under this Section 7.1(h) (i) regarding the content, scope, validity or enforceability of such applications or patents or any intellectual property rights relating thereto or (ii) that engagement in the activities described in such applications or patents does not or would not infringe the rights of any third party;

(i)                                     none of its patent counsel, commercial counsel or executive officers with responsibility for pharmaceutical matters have knowledge (without having conducted any investigation or inquiry) of any third party rights necessary to develop, make, use or sell Compound A or Compound B in the Territory; and

(j)                                     it has not received written notice from any third party that the manufacture or sale of the Compounds infringes the rights of any third party.

7.2                                 REPRESENTATIONS AND WARRANTIES OF ALS. ALS represents and warrants that:

(a)                                  it is duly organized, validly existing and in good standing under the laws of Delaware, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence to which ALS is a party or otherwise bound that are inconsistent with the provisions of this Agreement;

(b)                                 it has authorized the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c)                                  the execution, delivery and performance of this Agreement by it does not require the consent, approval or authorization of or notice to, or filing or registration with, any governmental agency or Regulatory Authority.

7.3                                 INDEMNIFICATION BY ALS. ALS shall indemnify and hold Abbott, its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all liabilities, actions, suits, claims, demands, prosecutions, damages, costs, expenses or money judgments finally awarded (including reasonable legal fees and costs of investigation and litigation) (collectively, “LIABILITIES”) incurred by or instituted or rendered against or suffered by Abbott to the extent such Liabilities result from a third party claim arising from the sale, distribution, transportation, handling or use of Compound A or Compound B or Product(s) in the Territory by ALS, its Affiliates, agents or sublicensees or any health care professional, patient or other third party, or from the willful misconduct or the negligent acts or omissions of ALS, its Affiliates, their agents or sublicensees or ALS’s breach of this Agreement, except to the extent such third party claims arise out of the negligence or willful misconduct of Abbott, or any of its Affiliates or any of their respective directors, officers, employees and agents. Abbott shall give ALS prompt notice in writing of any such claim or lawsuit and permit ALS to undertake sole control of the defense and settlement thereof at ALS’s expense. In any such claim or lawsuit:

(a)                                  Abbott will cooperate in the defense by providing access to witnesses and evidence available to it. Abbott shall have the right to participate, at its expense, in any defense to the extent that in its judgment Abbott may be prejudiced by ALS’s sole defense thereof.

(b)                                 Any settlement for which Abbott intends to seek or has sought indemnification hereunder from ALS shall not be binding upon ALS without the written consent of ALS.

7.4                                 INDEMNIFICATION BY ABBOTT. Abbott shall indemnify and hold ALS, its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all Liabilities incurred by or instituted or rendered against or suffered by ALS to the extent such Liabilities result from a third party claim arising from the willful misconduct or the negligent acts or omissions of Abbott, its Affiliates, their agents or sublicensees, or Abbott’s breach of this Agreement, except to the extent such third party claims arise out of the negligence or willful misconduct of ALS, or any of its Affiliates or any of their respective directors, officers, employees and agents. ALS shall give Abbott prompt notice in writing of any such claim or lawsuit and permit Abbott to undertake sole control of the defense and settlement thereof at Abbott’s expense. In any such claim or lawsuit:

(a)                                  ALS will cooperate in the defense by providing access to witnesses and evidence available to it. ALS shall have the right to participate, at its expense, in any defense to the extent that in its judgment ALS may be prejudiced by Abbott’s sole defense thereof.

(b)                                 Any settlement for which ALS intends to seek or has sought indemnification hereunder from Abbott shall not be binding upon Abbott without the written consent of Abbott.

7.5                                 REPORTABLE ADVERSE EVENTS. Each party warrants that it shall advise the other of any serious adverse events relating in any way to the Compounds or the Product as and when such serious adverse events are reported or reportable by it to the Regulatory Authorities.

7.6                                 COMPLIANCE WITH LAW. In its activities relating to this Agreement, each party covenants to the other party that it shall comply with all applicable laws, rules and regulations.

7.8                                 LIMITATION. EXCEPT FOR THE EXPRESS WARRANTIES IN THIS ARTICLE 7, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR AMOUNTS FINALLY AWARDED FOR INDEMNIFICATION FOR THIRD PARTY LIABILITIES UNDER SECTIONS 7.3 AND 7.4 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY HERETO OR TO ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED PROFITS RELATING TO THE SAME) ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

8.                                       CONFIDENTIALITY AND NON-DISCLOSURE.

8.1                                 NONDISCLOSURE. Neither party shall use or disclose any Confidential Information received by it from the other party pursuant to this Agreement without the prior written consent of the other. This obligation will continue for a period of seven (7) years after termination of this Agreement or expiration of the Term.

8.2                                 RESTRICTION. Each party shall restrict dissemination of Confidential Information of the other party to those of its employees, Affiliates, contractors, agents and sublicensees (if any) who have a need therefore in carrying out their functions. Neither party shall obtain any right of any kind to the Confidential Information of the other party by virtue of this Agreement, except as granted under this Agreement.

8.3                                 RESTRICTION EXEMPTIONS. Nothing contained in this ARTICLE 8 or SECTION 1.4 shall be construed to restrict the parties from using or disclosing Confidential Information solely to the extent and solely as required:

(a)                                  for regulatory, tax or customs reasons;

(b)                                 for audit purposes;

(c)                                  by court order or other governmental order or request;

(d)                                 to perform acts permitted by this Agreement, including (i) disclosure by ALS to third parties undertaking clinical trials and the like on behalf of ALS, so long as such third parties are under a legal obligation to ALS to protect the confidentiality of such Confidential Information, (ii) disclosure by ALS to sublicensees, so long as such sublicensees are under a legal obligation to ALS to protect the confidentiality of such Confidential Information or (iii) disclosure by ALS or its sublicensees in connection with the marketing and commercial sale of Product, to the extent required by law; or

(e)                                  as required by ALS in connection with a private or public financing.

9.                                       TERM AND TERMINATION.

9.1                                 The Term of this Agreement shall continue in effect until the last to expire of the Patents unless earlier terminated as provided in this ARTICLE 9. Upon the expiration of the Term, ALS shall have a non-exclusive, perpetual and irrevocable license under Abbott’s Know-How, without any further payment obligation to Abbott, except for the payment obligations accruing prior to such date and the indemnification obligations under SECTION 7.3.

9.2                                 ALS shall have the right, without cause, to terminate this Agreement upon sixty (60) days’ written notice, at the end of which the termination shall be effective. Before such termination becomes effective, ALS shall pay all payments and royalties which may have become due prior to the effective date of such termination. Upon such termination, ALS shall assign and deliver without charge, and Abbott shall be entitled to retain for its own use, all materials (Compounds, bulk and processed clinical material), studies and information relating to the Compounds.

9.3                                 Either party may terminate this Agreement by giving to the other party prior written notice of not less than thirty (30) days in the case of a monetary breach and of not less than ninety (90) days in the event the other party shall commit a non-monetary material breach of this Agreement, and such breaching party shall fail to cure such breach during such thirty (30) or ninety (90) day period, as applicable. No such cancellation and termination shall release the breaching party from any obligations hereunder incurred prior thereto. If, in any dispute submitted for resolution pursuant to Section 13.8, the neutral determines that there has been a material breach of the Agreement, the breaching party shall not be entitled to an additional cure period, but rather, the non-breaching party may immediately terminate this Agreement.

9.4                                 Either party may terminate this Agreement on thirty (30) days notice if the other party passes a resolution or a court of competent jurisdiction makes an order for its winding up; or ceases its business operations.

9.5                                 Abbott may terminate this Agreement immediately if ALS, directly or indirectly, commences or participates in any proceedings in order to have any of the Patents declared invalid in any country.

9.6                                 Termination of this Agreement shall be without prejudice to any rights of either party against the other which may have accrued up to the date such termination becomes effective.

9.7                                 All causes of action accruing to either party under this Agreement shall survive expiration or termination of this Agreement for any reason.

9.8                                 Upon any termination or expiration of this Agreement, each party shall promptly return to the other party all written Confidential Information of such other party, and all copies thereof (retaining one copy of the Confidential Information of the other in its confidential files for archival purposes only), which is not covered by a paid-up license or other rights specified herein surviving such termination or expiration. Further, upon termination of this Agreement in whole or in part, except upon termination of this Agreement by ALS pursuant to Sections 9.3 or 9.4 above, ALS shall act promptly to ensure a smooth transition of rights to Abbott, including but not limited to the transfer of any and all relevant Regulatory Approvals to Abbott.

10.                                 INFRINGEMENT OF PATENTS BY THIRD PARTY. In the event of an actual or suspected infringement of a Patent by a third party, the following shall apply:

10.1                           NOTICE. Each party shall give the other written notice if one of them becomes aware of any infringement by a third party of any Patent. Upon notice of any such infringement, the parties shall promptly consult with one another with a view toward reaching agreement on a course of action to be pursued.

10.2                           ALS’S RIGHT TO BRING INFRINGEMENT ACTION.

(a)                                  ALS ELECTION. If a third party infringes any Patent, Abbott shall have the first right, but not the obligation, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise.

(i)                                     Abbott shall notify ALS of its intention to bring an action or proceeding prior to filing the same and in sufficient time to allow ALS the opportunity to discuss with Abbott the choice of counsel for such matter. Abbott shall keep ALS timely informed of material developments in the prosecution or settlement of such action or proceeding. Abbott shall be responsible for all fees and expenses of any action or proceeding against infringers which Abbott initiates. ALS shall cooperate fully at its expense by joining as a party plaintiff if reasonably requested to do so by Abbott or if required to do so by law to maintain such action or proceeding and by executing and making available such documents as Abbott may reasonably request. ALS may be represented by counsel in any such legal proceedings, at ALS’s own expense.

(ii)                                  If Abbott elects not to exercise such first right it shall notify ALS of its determination in writing. Thereafter, ALS shall have the right, at its discretion, to institute and prosecute an action or proceeding to abate such infringement and to resolve such matter by settlement or otherwise. ALS shall keep Abbott timely informed of material developments in the prosecution or settlement of such action or proceeding. ALS shall be responsible for all fees and expenses of any action or proceeding against infringers which ALS initiates. Abbott shall cooperate fully by joining as a party plaintiff if reasonably requested to do so by ALS or if required to do so by law to maintain such action and by executing and making available such documents as ALS may reasonably request. Abbott may be represented by counsel in any such action, at its own expense.

(b)                                 ALS’S USE OF PROCEEDS. All amounts of every kind and nature recovered from an action or proceeding of infringement brought by ALS shall belong to ALS, and shall be used first to reimburse ALS for its documented and actual costs of prosecution, including attorneys’ fees, expert fees and all other related expenses, second to reimburse Abbott for its documented and actual costs if it is represented by counsel in the proceedings, and the balance shall thereafter be treated as Net Sales.

(c)                                  ABBOTT’S USE OF PROCEEDS. All amounts of every kind and nature recovered from an action or proceeding of infringement brought by Abbott shall belong to Abbott, and shall first be used to reimburse Abbott for its documented and actual costs of prosecution, including attorneys’ fees, expert fees and all other related expenses, second to reimburse ALS for its documented and actual costs if it is represented by counsel in the proceedings, and the balance shall thereafter belong to Abbott.

11.                                 INFRINGEMENT OF THIRD PARTY RIGHTS; ALS DEFENSE OF SUIT. If Abbott, its Affiliates, ALS, its Affiliates, sublicensees, distributors or other customers are sued or threatened with suit by a third party alleging infringement in one or more countries of the Territory of such party’s patents or other intellectual property rights that are alleged to cover the manufacture, use, sale, import. export or distribution of one or more Products, Abbott or ALS, whichever is applicable, will promptly notify the other in writing and provide a copy of the lawsuit or claim. The party being sued or threatened with suit shall control the defense in any such claim or suit.

Such party shall have the right to settle any such suit, including the right to grant one or more sublicenses with the other party’s prior written approval, which approval shall not unreasonably be withheld, provided that ALS shall not otherwise have the right to surrender, limit or adversely affect any rights to the Patents. ABBOTT MAKES NO WARRANTIES AND SPECIFICALLY DISCLAIMS ANY WARRANTIES REGARDING THE NON-INFRINGEMENT BY THE PRODUCTS OF THIRD PARTY RIGHTS.

12.                                 PATENT PROSECUTION AND MAINTENANCE; PATENT COSTS; PATENT TERM EXTENSION.

12.1                           DISCLOSURE OF PATENTS/APPLICATIONS TO ALS. Within thirty (30) days following the Effective Date, Abbott shall, to the extent not previously disclosed, disclose to ALS the complete text of, and all other information in its possession or control directly related to (a) all patent applications included in the Patents filed anywhere in the Territory; and (b) all patents included in the Patents as well as all information in Abbott’s, its Affiliates and its patent counsel’s possession concerning the institution or possible institution of any interference, opposition, reexamination, reissue, revocation, nullification or any official proceeding involving an issued patent included in the Patents anywhere in the Territory. ABBOTT MAKES NO WARRANTIES AND SPECIFICALLY DISCLAIMS ANY WARRANTIES REGARDING THE PATENTABILITY OF PENDING PATENT APPLICATIONS.

12.2                           PROSECUTION AND MAINTENANCE. Abbott shall file, prosecute and maintain all of the Patents in Abbott’s name, including oppositions and interferences. In the event that Abbott determines to abandon any patent application that is included in the Patents or to no longer maintain any patent that is included within the Patents, Abbott shall give ALS ninety (90) days prior written notice before taking any action or inaction in furtherance of such determination during which time ALS shall have the right but not the obligation to assume the prosection of such patent application or the maintenance of such patent. Abbott and ALS shall consult and cooperate with each other, and Abbott shall keep ALS reasonably informed, with respect to the prosecution and maintenance of the Patents hereunder. Abbott will provide ALS with copies of all material correspondence sent to or received from the United States Patent and Trademark Office in connection with the prosecution and maintenance of the Patents. Abbott shall provide copies in a timely manner to allow ALS an opportunity, if it so elects, to review and comment on Abbott’s proposed patent strategy.

13.                                 MISCELLANEOUS.

13.1                           FORCE MAJEURE. If the performance by either party of any of its obligations under this Agreement (except the obligation to pay money) shall be prevented by circumstances beyond its reasonable control which could not have been avoided by the exercise of reasonable diligence, then such party shall be excused from the performance of that obligation for the duration of the event. The affected party shall promptly notify the other party in writing should such circumstances arise, give an indication of the likely extent and duration thereof, and shall use commercially reasonable efforts to resume performance of its obligations as soon as practicable.

13.2                           NOTICES. Any notice required to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, by personal delivery, registered U.S. mail or overnight courier, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon the date of receipt.

If to ALS:	Advanced Life Sciences Holdings, Inc. 1440 Davey Road Woodridge, Illinois 60517 Attn: Michael T. Flavin, Ph.D., Chairman and Chief Executive Officer

With copy to:	Winston & Strawn, LLP 35 West Wacker Drive Chicago, IL 60601 Attn: Thomas P. Fitzgerald

If to Abbott:	Abbott Laboratories 100 Abbott Park Road Department 309; Building AP30 Abbott Park, Illinois 60064-3537

With a copy to:	Abbott Laboratories 100 Abbott Park Road Department 322; Building AP6D Abbott Park, Illinois 60064-6049 Attn: Divisional Vice President, Domestic Legal

13.3                           APPLICABLE LAW/COMPLIANCE. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding its conflict of laws provision. Each party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any federal, state or other governmental authority.

13.4                           ENTIRE AGREEMENT. This Agreement and the attachments (Exhibits) contain the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

13.5         COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6         SEVERABILITY/HEADINGS. If any provision of this Agreement is deemed unenforceable, the remainder of the Agreement will not be affected and, if appropriate, the parties will attempt to replace the unenforceable provision with a new provision that, to the extent possible, reflects the parties’ original intent. The captions and headings used in this Agreement are for reference only and are not to be construed in any way as terms or used to interpret the provisions of this Agreement.

13.7         ASSIGNMENT. Neither party may, without prior written consent of the other, assign this Agreement or transfer its interest or any part thereof under this Agreement to any third party except that either party may assign this Agreement without such consent (i) to the surviving entity in a merger or consolidation involving such party; (ii) to a third party that acquires all or substantially all of the assets or the business of such party to which this Agreement pertains; or (iii) to any Affiliate of that party and such party hereby guarantees the performance by such Affiliate. A sale of shares of stock shall not constitute an assignment in violation of this section. For purposes of this Article 14, the term “Affiliate” means any corporation, company, partnership, joint venture and/or other entity which controls, is controlled by, or is under common control of either party hereto. For purposes of this definition, control shall mean direct or indirect ownership of more than fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors (but only as long as such ownership exists).

13.8         DISPUTE RESOLUTION. The parties hereto shall attempt to settle any dispute arising out of or relating to this Agreement in an amicable way. Except for claims for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any controversy, claim or right of termination for cause which may arise under, out of, in connection with, or relating to this Agreement, or any breach thereof, shall be settled according to the Alternative Dispute Resolution provisions attached hereto as EXHIBIT C.

13.9         INDEPENDENT CONTRACTOR. It is understood that both parties hereto are independent contractors and engage in the operation of their own respective businesses and neither party hereto is to be considered the agent of the other party for any purpose whatsoever and neither party has any authority to enter into any contract or assume any obligation for the other party or to make any warranty or representation on behalf of the other party. Each party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one party shall not be deemed to be employees, servants and agents of the other party for any purpose whatsoever.

13.10       PUBLICITY. No press release or other public announcement shall be made by either party concerning the execution of this Agreement or the fact that ALS has licensed the Compounds from Abbott, without the prior written consent of the non—disclosing party, which consent may be withheld in the non-disclosing party’s sole discretion. Neither party shall use the name of the other party, its officers, employees or agents without the other party’s prior written consent, except where the name of the other party must be disclosed as a matter of law. ALS anticipates that it will make an initial public offering of its securities during the Option Term and that disclosure of a summary of the terms of this Agreement may be required to be included in a registration statement to be filed with the Securities and Exchange Commission pertaining to such initial public offering. If, in good faith, counsel for ALS determines that such disclosure is required, ALS shall give Abbott written notice thereof not less than thirty (30) days prior to the making of any such filing, together with a draft of the disclosure ALS intends to make regarding this Agreement. Abbott shall have fifteen (15) days to review and comment on the draft of the disclosure. ALS shall use all reasonable efforts to incorporate Abbott’s comments. Should either party wish to make a disclosure or be required by law to make a disclosure under circumstances other than those described above, the disclosing party shall submit a copy of the proposed disclosure to the other party for review. The non—disclosing party shall have three (3) weeks to review and comment on the content of such disclosure. In the case of a disclosure required by law, the disclosing party, subject to legal requirements, shall use all reasonable efforts to accommodate the non—disclosing party’s comments. For non—routine matters like an emergency, special circumstance, or other situation where the law compels a disclosure in less than three (3) week’s time, the non-disclosing party agrees to use commercially reasonable efforts to provide its review and comment in order to meet the disclosing party’s timetable.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO LICENSE AGREEMENT ]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ABBOTT LABORATORIES		ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Jeffrey M. Leiden, Ph.D.	By:	/s/ Michael T. Flavin, Ph.D.
Name:	Jeffrey M. Leiden, M.D., Ph.D.		Name: Michael T. Flavin, Ph.D.
Its:	President and Chief Operating Officer, Pharmaceutical Products Group	Its:	Chairman and Chief Executive Officer

EXHIBIT A

PATENTS AND PATENT APPLICATIONS

(SEE ATTACHED.)

A-1

EXHIBIT B

SCHEDULE OF RELEASE SPECIFICATION TESTS

1. Assay by HPLC	Not less than 950 mcg/mg on the anhydrous basis

2. Impurities/Related Substances (by HPLC)

Report results for 2-epimer (RRT About 0.91)
Not more than 2.00% of cis-A195773 (RRT about 1.10)
Not more than 5.00% total impurities
No other single unknown impurity greater that 1.00%
No other single known impurity greater than 1.50%

3. Moisture (Karl Fischer)	Not more than 2.0%

4. X-Ray Diffraction	Report pattern observed

5. Physical Examination	Appearance: Powder; some soft lumps may be present Color: White to light tan

B-1

EXHIBIT C

ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that from time to time a dispute may arise relating to either party’s rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a CURRICULUM VITAE for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) - 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:

(a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Each party shall be permitted to take up to a maximum of two (2) depositions of no more than five (5) hours each. Notwithstanding the foregoing, except as expressly set forth in subparagraphs 4(a) - 4(d) no further discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.

(b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.

(c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses) the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is entered into as of this 27th day of April, 2005 by and between Advanced Life Sciences Holdings, Inc., a Delaware corporation (“ALS’) and Abbott Laboratories, an Illinois corporation (“Abbott”) to amend the terms of that certain License Agreement dated December 13, 2004 between Abbott and ALS (the “Agreement”).

BACKGROUND

A.            The Agreement provides that certain amounts are to be paid by ALS to Abbott in the months of May and June 2005.

B.            ALS has requested, and Abbott has agreed to a change in the payment terms for such amounts.

C.            The parties wish to amend the Agreement to reflect the change in the payment terms.

1.             INCORPORATION OF AGREEMENT. All capitalized terms which are not defined herein shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment is incorporated herein by this reference as though the same was set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendment set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.             AMENDMENT OF THE AGREEMENT. Paragraph 4.2(a) shall be replaced in its entirety as follows:

(a)           ALS shall pay to Abbott, as the purchase price for the Inventory to be purchased under this ARTICLE 4, the aggregate amount of Ten Million Dollars ($10,000,000), payable as follows: (a) Two Million Dollars ($2,000,000) upon the execution of this Agreement, (b) Eight Million Dollars ($8,000,000) on the earlier to occur of: (i) five (5) days after the closing of ALS’ initial public offering of securities or, (ii) September 1, 2005. Abbott shall ship approximately a pro rata portion of the Inventory to ALS upon receipt of each of the foregoing payments (i.e. approximately twenty percent (20%) of the Inventory shall be shipped by Abbott upon receipt of the initial payment of Two Million Dollars ($2,000,000)) unless otherwise agreed by the parties in writing.

3.             EFFECTUATION. The amendment to the Agreement contemplated by this Amendment shall be deemed effective as of the date first written above upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

4.             COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

ABBOTT LABORATORIES		ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:	/s/ James L. Tyree	By:	/s/ Michael T. Flavin, M.D.
Name:	James L. Tyree	Name:	Michael T. Flavin, M.D.
Its:	Vice President, Global Licensing/	Its:	Chairman and Chief
	New Business Development		Executive Officer

AMENDED AND RESTATED

SECOND AMENDMENT TO LICENSE AGREEMENT

This SECOND AMENDMENT TO THE LICENSE AGREEMENT (this “AMENDMENT”) is entered into as of this 2nd day of August, 2005 by and between Advanced Life Sciences Holdings, Inc., a Delaware corporation (“ALS”) and Abbott Laboratories, an Illinois corporation (“ABBOTT”) to amend the terms of that certain License Agreement dated December 13, 2004 between Abbott and ALS (the “AGREEMENT”). This Amendment amends and restates that certain Second Amendment to License Agreement, dated as of August 1, 2005, in its entirety.

BACKGROUND

A.            Abbott and ALS entered into the Agreement on December 13, 2004 (the “EFFECTIVE DATE”).

B.            The Agreement provides ALS with an exclusive worldwide license (except in Japan) to certain patent applications and patents relating to the Compounds.

C.            Abbott has requested and ALS has agreed to delete all references to Compound B throughout the entire Agreement along with any associated rights or obligations.

D.            The Agreement provides that certain amounts are to be paid by ALS to Abbott upon achieving certain milestone events.

E.             Both ALS and Abbott desire to change the payment terms for those amounts due upon certain milestone events.

F.             The Agreement provides that ALS shall pay to Abbott royalty payments on Net Sales of any Product.

G.            ALS has requested and Abbott has agreed to change the amount of that certain royalty on Net Sales.

H.            The parties wish to amend the Agreement to, among other things, reflect the changes outlined above.

1.     INCORPORATION OF THE AGREEMENT. All capitalized terms which are not defined herein shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same was set forth in its entirety. To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.     AMENDMENT OF THE AGREEMENT. The Agreement is hereby amended as follows:

a.     CHANGE IN DEFINITIONS.

i.      Section 1.4 is hereby deleted in its entirety.

ii.     All references to Compound B in Sections 1.5, 1.6, 1.10, 1.14, 1.15, and 1.16 are hereby deleted.

b.     CHANGE IN LICENSE GRANT. SECTION 2 of the Agreement is hereby deleted in its entirety and shall be replaced with the following:

“Subject to the terms and conditions of this Agreement, Abbott hereby grants to ALS an Exclusive License in the Territory, under Abbott Technology, for all Pharmaceutical Uses, with the right to grant sublicenses pursuant to SECTION 5.5 hereof, to (i) research, develop, make or have made, Compound A and Product(s); (ii) apply for and obtain Regulatory Approvals, all as may be required to manufacture and commercialize Product(s); and (iii) register, use, import/export, market, offer to sell and sell, Compound A and Product(s).”

c.     CHANGE IN REFERENCES TO COMPOUND B. All references to Compound B in Sections 3, 6, and 7 any Exhibits attached to the Agreement are hereby deleted along with any associated rights or obligations.

d.     CHANGE IN MILESTONE PAYMENTS. SECTION 6.1 of the Agreement is hereby deleted in its entirety and shall be replaced with the following:

“The milestone payments are independent, nonrefundable, and are not creditable against any other amounts due under the agreement:

MILESTONE	PAYMENT
The earlier to occur of October 31, 2005 or the commencement of clinical trials (administration to first patient) of Compound A by ALS	$5,000,000

Submission of an NDA for Compound A for the United States. In the event that ALS submits an NDA for Compound A to the European Union prior to submission in the United States, ALS shall pay to Abbott one half (1/2) of the milestone due under this term upon submission to the European Union and the balance of this milestone shall become due upon submission of an NDA for Compound A in the United States.	$10,000,000

Receipt of Regulatory Approval of Compound A in the United States. In the event that ALS receives Regulatory Approval of Compound A in the European Union prior to receipt of Regulatory Approval in the United States, ALS shall pay to Abbott one half (1/2) of the milestone due under this term upon Regulatory Approval in the European Union and the balance of this milestone shall become due upon receipt of Regulatory Approval of Compound A in the United States.	$30,000,000

Upon reaching Net Sales of $200,000,000 for the Product.	$2,500,000

Upon reaching Net Sales of $400,000,000 for the Product.	$5,000,000”

e.     CHANGE IN ROYALTY PAYMENTS. SECTION 6.2(a)(i) of the Agreement is hereby deleted in its entirety and shall be replaced with the following:

“nineteen percent (19%) on Net Sales of up to $100,000,000; eighteen percent (18%) on Net Sales of $100,000,000.01 to $200,000,000; and seveteen percent (17%) on Net Sales of $200,000,000.01 and above, with respect to which, but for the license granted hereunder, the manufacture, use or sale of Product would infringe a Valid Claim in such country, and”

3.     EFFECTUATION. The amendment to the Agreement contemplated by this Amendment shall be deemed effective as of the date first written above upon the full execution of this Amendment and without any further action required by the parties hereto. There are no conditions precedent or subsequent to the effectiveness of this Amendment.

4.     COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Amendment may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO AMENDED AND RESTATED SECOND AMENDMENT
TO THE LICENSE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

ABBOTT LABORATORIES		ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:	/s/ James L. Tyree	By:	/s/ Michael T. Flavin, Ph.D.
Name:	James L. Tyree	Name: Michael T. Flavin, Ph.D.
Its:	Vice President, Global	Its: Chairman and Chief Executive Officer
Licensing/New Business Development

THIRD AMENDMENT TO LICENSE AGREEMENT

This THIRD AMENDMENT TO THE LICENSE AGREEMENT (this “Amendment”) is entered into as of this 10th day of August, 2005 by and between Advanced Life Sciences Holdings, Inc., a Delaware corporation (“ALS”) and Abbott Laboratories, an Illinois corporation (“Abbott”) to amend the terms of that certain License Agreement dated December 13, 2004 between Abbott and ALS (the “Agreement”).

BACKGROUND

A.    Abbott and ALS entered into the Agreement on December 13, 2004.

B.    The Agreement provides ALS with an exclusive worldwide license (except in Japan) to certain patent applications and patents relating to the Compound.

C.    The Agreement provides that certain amounts are to be paid by ALS to Abbott upon achieving certain milestone events.

D.    Both ALS and Abbott desire to change the payment terms for those amounts due upon  a certain milestone event in exchange for ALS issuing Abbott shares of its common stock in a concurrent offering to ALS’s initial public offering.

E.     The parties wish to amend the Agreement to, among other things, reflect the changes outlined above.

1.     Incorporation of the Agreement.  All capitalized terms which are not defined herein shall have the same meanings as set forth in the Agreement, and the Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same was set forth in its entirety.  To the extent any terms and provisions of the Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.

2.     Amendment of the Agreement.  Section 6.1 of the Agreement is hereby amended by deleting “$5,000,000” as the first payment in the chart of milestone obligations and inserting “$2,000,000” in lieu thereof.

3.     Effectuation.  This Amendment shall be deemed effective as of the date first written above upon satisfaction of the following conditions precedent:

a.     ALS and Abbott shall have executed and delivered counterpart signature pages to this Amendment; and

b.     In consideration for the amendment to Section 6.1 set forth above, ALS shall have delivered to Abbott a stock certificate representing 600,000 shares of common stock, par value $0.01 per share, of ALS (the “Certificate”).

4.     Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  One or more counterparts of this Amendment may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

[Signature Page to Third Amendment to the License Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.  Abbott, by its signature below, acknowledges its receipt of the Certificate.

ABBOTT LABORATORIES		ADVANCED LIFE SCIENCES HOLDINGS, INC.

By:	/s/ JAMES L. TYREE	By:	/s/ MICHAEL T. FLAVIN
Name:	James L. Tyree	Name:	Michael T. Flavin, Ph.D.
Its:	Vice President, Global Licensing/	Its:	Chairman and Chief Executive Officer
New Business Development